[Tulchinsky Stern & Co Letterhead]

January 26, 2004

Teva Pharmaceutical Industries Limited

5 Basel Street

Petach Tikvah 49131

Israel

Teva Pharmaceutical Finance II, LLC

c/o Teva Pharmaceuticals USA, Inc.

1090 Horsham Road

North Wales, Pennsylvania 19454

Ladies and Gentlemen:

We are acting as Israel counsel for Teva Pharmaceutical Industries Limited, an Israeli corporation (the “Guarantor”), with respect to (1) the issuance and sale by Teva Pharmaceutical Finance II, LLC, a limited liability company organized under the laws of the State of Delaware and an indirect, wholly owned subsidiary of the Guarantor (the “Company”), of $400,000,000 in aggregate principal amount of its 0.50% Series A Convertible Senior Debentures due 2024 (the “Series A Firm Debentures”) and $600,000,000 in aggregate principal amount of its 0.25% Series B Convertible Senior Debentures due 2024 (the “Series B Firm Debentures” and together with the Series A Firm Debentures, the “Firm Debentures”), (2) the potential issuance and sale by the Company pursuant to an over-allotment option granted to the underwriters of the Firm Debentures of up to an additional $60,000,000 in aggregate principal amount of 0.50% Series A Convertible Senior Debentures due 2024 (the “Series A Optional Debentures”) and up to an additional $90,000,000 in aggregate principal amount of 0.25% Series B Convertible Senior Debentures due 2024 (the “Series B Optional Debentures” and together with the Series A Optional Debentures, the “Optional Debentures”, and the “Firm Debentures” and “Optional Debentures” collectively referred to as the “Debentures”), (3) the Guarantor’s unconditional guarantee of the Debentures (the “Guarantee”) and (4) the issuance and sale of such indeterminable number (initially, 15,854,061 including shares issuable upon conversion of the Optional Debentures) of the Guarantor’s American Depository Receipts (the “ADRs”), evidencing American Depository Shares (the “ADSs”) representing ordinary shares of the Guarantor, NIS 0.1 par value each (the “Ordinary Shares”), as may be required for issuance upon conversion of the Debentures. The Debentures are to be issued pursuant to a Senior Indenture, to be dated January 27, 2004, as supplemented by a First Supplemental Senior Indenture, to be dated January 27,

Teva Pharmaceutical Industries Limited

Teva Pharmaceutical Finance II, LLC

January 26, 2004

2004 (the “Indenture”), by and among the Company, the Guarantor and The Bank of New York, as trustee (the “Trustee”).

For purposes of the opinions hereinafter expressed, we have reviewed (i) the Registration Statement on Form F-3 (File No. 333-111144) filed by the Guarantor, the Company and other related issuers with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on December 12, 2003 and declared effective on January 16, 2004 (the “Registration Statement”), (ii) the prospectus of the Guarantor, the Company and other related issuers dated January 16, 2004, as supplemented by a prospectus supplement, dated January 22, 2004 relating to the Debentures, as filed in final form with the Commission on January 23, 2004, pursuant to Rule 424(b) under the Securities Act (the “Prospectus”), (iii) the form of the Indenture, (v) the Deposit Agreement, dated as of February 12, 1997 (the “Deposit Agreement”), among the Guarantor, The Bank of New York, as depositary (the “Depositary”), and the holders from time to time of the Guarantor’s ADSs, (vi) the memorandum of association and the articles of association of the Guarantor, (vii) copies of the resolutions of the board of directors of the Guarantor, and (viii) such other corporate records, as well as such other material, as we have deemed necessary as a basis for the opinions expressed herein.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.

Our opinions set forth herein are based upon our consideration of only these statutes, rules and regulations of the state or Isreal which, in our experience, are normally applicable to guarantors or issuers of securities of the nature of the Debentures and the Ordinary Shares.

Based on and subject to the foregoing, we are of the opinion that:

1.	The Indenture has been duly authorized by the Guarantor.

2.	The Guarantee has been duly authorized by the Guarantor.

3.	The Ordinary Shares have been duly and validly authorized and, when issued upon conversion of the Debentures in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable.

4.	Under the choice of law or conflicts of law doctrines of Israel, a court, tribunal or other competent authority sitting in Israel has discretion but should apply to any claim or controversy arising under the Indenture, the Debentures, the Guarantee or under the Deposit Agreement the law of the State of New York, which is the local law governing the Indenture, the Guarantee and the Deposit Agreement designated therein by the parties thereto, provided there are no reasons for declaring such designation void on the grounds of public policy or as being contrary to Israeli law.

Teva Pharmaceutical Industries Limited

Teva Pharmaceutical Finance II, LLC

January 26, 2004

We do not purport to be an expert on the laws of any jurisdiction other than the laws of the State of Israel, and we express no opinion herein as to the effect of any other laws.

This opinion is being rendered solely in connection with the registration of the offering and sale of the Debentures or the Ordinary Shares, pursuant to the registration requirements of the Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 6-K filed on January 26, 2004, which is incorporated by reference into the Registration Statement and the Prospectus. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued or promulgated thereunder.

Very truly yours,

/s/    Tulchinsky Stern & Co

Tulchinsky Stern & Co Law Offices